[LETTERHEAD OF WACHTELL, LIPTON, ROSEN & KATZ]
                        Dated the Effective Date of the
                   Registration Statement (as defined herein)




Mercantile Bancorporation Inc.
Mercantile Tower
P.O. Box 524
St. Louis, Missouri  63166-0524

Ladies/Gentlemen:

                  We have acted as special counsel to Mercantile Bancorporation Inc., a Missouri corporation ("MBI"), in connection with the proposed merger (the "Merger") of TCBankshares, Inc., an Arkansas corporation ("TCB"), with and into Mercantile Bancorporation Inc. of Arkansas, an Arkansas corporation and a direct wholly-owned subsidiary of MBI ("Merger Corporation"), upon the terms and conditions set forth in the Agreement and Plan of Reorganization (the "Agreement") dated December 2, 1994 by and between MBI and TCB. At your request, and pursuant to the Agreement, we are rendering our opinion concerning certain Federal income tax consequences of the Merger.

                  For purposes of the opinion set forth below, we have relied, with the consent of MBI and the consent of TCB, upon the accuracy and completeness of the statements and representations contained, respectively, in the certificates of the officers of MBI and Merger Corporation and of TCB (copies of which are attached hereto and which are incorporated herein by reference), and have assumed that such certificates will be complete and accurate as of the effective time of the Merger, and of the Registration Statement filed on Form S-4 with the Securities and Exchange Commission to which this opinion is an exhibit (the "Registration Statement"), which statements and representations we have neither investigated nor verified. Any capitalized term



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used and not  defined  herein has the  meaning  given to it in the  Registration
Statement.

                  We have also assumed that the transactions contemplated by the Agreement will be consummated in accordance with the Agreement and as described in the Registration Statement and that the Merger will qualify as a statutory merger under the applicable laws of the State of Arkansas.

                  Based upon and subject to the foregoing, it is our opinion that, under currently applicable law, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), that MBI, Merger Corporation and TCB will each be a party to the reorganization within the meaning of Section 368(b) of the Code and that, accordingly, the following will be all the material federal income tax consequences of the Merger:

    (i) No gain or loss will be recognized by the stockholders of TCB upon the conversion of their shares of TCB Capital Stock solely into shares of MBI Capital Stock pursuant to the terms of the Merger to the extent of such conversion.

    (ii) The tax basis of the shares of MBI Capital Stock (including any fractional interest in any share of MBI Common Stock) into which shares of TCB Capital Stock are converted pursuant to the Merger will be the same as the basis of such shares of TCB Capital Stock exchanged therefor.

    (iii) The holding period for shares of MBI Capital Stock into which shares of TCB Capital Stock (including any fractional interest in any share of MBI Common Stock) are converted will include the period that such shares of TCB Capital Stock were held by the holder, provided such shares were a capital asset of the holder.

    (iv) The receipt of cash in lieu of fractional shares of MBI Common Stock by a TCB stockholder will be treated as if the fractional shares were distributed as part of the exchange and then were redeemed by MBI. A holder of shares of TCB Common Stock will recognize gain or loss equal to the difference between the holder's basis in the fractional share interest and the cash received in exchange therefor. Such gain or loss


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            will be  capital  if the  shares  of TCB  Common  Stock  are held as capital assets and will be long-term capital gain or loss if the holding period of the fractional share interest is more than 12 months.

    (v) No gain or loss will be recognized by MBI or TCB as a result of the Merger.

                  This opinion may not be applicable to TCB stockholders who received their TCB Common Stock pursuant to the exercise of employee stock options or otherwise as compensation or who are not citizens or residents of the United States.

                  We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an Exhibit to the Registration Statement, and to the reference to this opinion under the caption "Certain Federal Income Tax Consequences of the Transactions" and elsewhere in the Information Statement-Prospectus included therein. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended.


                                                  Very truly yours,



                                                  WACHTELL, LIPTON, ROSEN & KATZ



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